Exhibit 4.1

Sasol Limited Registration No 1979/003231/06 THE SASOL LONG-TERM INCENTIVE PLAN (“The Plan”) 1

TABLE OF CONTENTS

1 INTRODUCTION 2
2 INTERPRETATION 3
3 OPERATION OF THIS PLAN 12
4 PLAN LIMITS 14
5 AWARDS OF CONDITIONAL SHARES 16
6 SETTING OF PERFORMANCE CONDITION(S) 18
7 REVIEW OF PERFORMANCE CONDITION(S) AND VESTING OF AWARDS 19
8 SETTLEMENT 20
9 TERMINATION OF EMPLOYMENT 21
10 CHANGE OF CONTROL 25
11 VARIATION IN SHARE CAPITAL 27
12 FORFEITURE AND LAPSE OF AWARDS 28
13 FURTHER CONDITIONS 29
14 DISCLOSURE IN ANNUAL FINANCIAL STATEMENTS 31
15 AMENDMENTS AND TERMINATION 31
16 DOMICILIUM AND NOTICES 33
17 DISPUTES 35
18 GOVERNING LAW 37

1 INTRODUCTION 1.1 The purpose of this Plan is for the Company to provide selected Employees of the Employer Companies, including Executives, with the opportunity to receive Shares in the Company in the form of Awards. The Plan will furthermore provide Participants with the opportunity to share in the success of the Company, provide alignment between the interests of senior Employees of the Group and shareholders of the Company and act as a retention tool for Participants that are high performers and those with critical and scarce skills. 1.2 The Plan could be used to make: 1.2.1 annual awards of Long-Term Incentives to Employees; and 1.2.2 ad hoc awards of Long-Term Incentives to Employees for reasons of appointment, promotion and/or retention, the Vesting of which will be subject to the satisfaction by Participants of Performance Conditions and/or Employment Condition. 1.3 Notwithstanding Rules 5.1, 5.2 and 5.4, participants under the Sasol Long-Term Incentive Scheme 2014 will be deemed to be Participants under this Plan and deemed to no longer be participants under the Sasol Long-Term Incentive Scheme 2014, save for those participants – 1.3.1 who are Executives that elect on written notice to their Employer Company or former Employer Company, as applicable; or 1.3.2 whose Employer Company or former Employer Company elects on written notice to the Company, 2 prior to the Settlement Date(s) applicable to those participants’ award(s), for those participants to remain participants under the Sasol Long-Term Incentive Scheme 2014. 1.4 Awards made to participants under the Sasol Long-Term Incentive Scheme 2014 who are deemed to be Participants under this Plan will be governed by these Rules as if such awards were Awards of Conditional Shares made pursuant to this Plan and references in these Rules to Award Letters will be read as reference to award letters issued pursuant to the Sasol Long-Term Incentive Scheme 2014. 2 INTERPRETATION 2.1 In these Rules, unless inconsistent with the context, the following words and expressions shall have the following meanings set out hereafter - 2.1.1 “Accept” the acceptance of an Award by default by an Employee in terms of Rule 5.2.3, unless the Employeespecificallyrejects theAwardand “Accepted” or “Acceptance” shall be construed accordingly; 2.1.2 “Act” the Companies Act No. 71 of 2008; 2.1.3 “ADR” an American Depository Receipt, which is a negotiablecertificateissuedbyaUSBank representing one ordinary share each in the share capital of the Company and which is traded on a US exchange or an ‘over the counter’ market; 2.1.4 “Auditors” the auditors of the Company from time to time; 2.1.5 “Award” or “Long-Term Incentives” 3 a right granted by the Company to a Participant to or “LTI” receive a specified number of Conditional Shares, commonly referred to by the Company in its communiques to Participants, as “Long-Term Incentives” or “LTIs”; 2.1.6 “Award Date” the date, specified in an Award Letter, on which an Award is made to an Employee, being a date not earlier than the date on which the RemCom resolved to make such an Award to the Employee; 2.1.7 “Award Letter” a letter containing the information specified in Rule 5.2, sent by the Company, or its nominee, on the recommendation of the Employer Company, to an Employee, informing the Employee of the Award that has been made to him by the Company; 2.1.8 “Business Day” any day on which the JSE and / or the NYSE is open for the transaction of their businesses; 2.1.9 “Capitalisation Issue” an issue of capitalisation shares as contemplated in section 47 of the Act; 2.1.10 “Change of Control” where a person (or persons acting together in concert), who did not have Control of the Company prior to the Change of Control Date, on the Change of Control Date through a transaction, or series of transactions, acquires Control of the Company; 2.1.11 “Change of Control Date” the date on which a Change of Control of the 4

Company becomes effective; 2.1.11.1 “Closed Period” a closed period as defined in terms of the JSE Listings Requirements; 2.1.12 “Company” Sasol Limited, Registration No 1979/003231/06; a public company duly registered and incorporated with limited liability in accordance with the company laws of South Africa; 2.1.13 “Company Secretary” thecompanysecretaryoftheCompanyas appointed in terms of the Act from time to time; 2.1.14 “Conditional Shares” Shares, the Vesting of which is subject to the fulfilment of the Employment Condition and may also be subject to the satisfaction of Performance Condition(s) as specified in the Award Letter, and such additional numbers of Shares (rounded down to the nearest whole number in the case of fractions) equal in value to the dividends that a Participant would have earned if he was the owner of the Shares that have Vested from the Award Date to the Vesting Date by reference to the dividend record dates occurring in that period; 2.1.15 “Control” shall have the meaning assigned to it in section 2(2)(a), (b) and (c) of the Act, save that “company” when used in that section 2(2) in relation to these Rules, shall be deemed to include a juristic person incorporated in any jurisdiction outside of South 5

Africa; 2.1.16 “Country Schedule” a schedule to these Rules to be adopted as directed by the RemCom, governing participation in the Plan byParticipantsemployedbytheGroupin jurisdictions other than South Africa. Such Country Schedule shall form part of the Rules, and will govern the Award made in terms thereof; 2.1.17 “Date of Termination of Employment” the date upon which a Participant is no longer permanently employed by any Employer Company, being the date upon which the termination of permanent employment of a Participant with any Employer Company takes effect; 2.1.18 “Directors” the directors of the Company from time to time; 2.1.19 “Employee” any person holding permanent salaried employment with an Employer Company, and who is appointed to a position linked to role category “Operational or Functional Execution” or higher, but excluding any non-executive director of any Employer Company; 2.1.20 “Employer Company” the Company or any Subsidiary which employs a Participant; 6

2.1.21 “Employment Condition” the condition of continued employment of the Participant by Employer Companies within the Group for the duration of the Employment Period, such condition being specified in the Award Letter; 2.1.22 “Employment Period” subject to Rule 9.3, the period commencing on the Award Date and ending on the date as specified in the Award Letter (both dates included) during which the Participant is required to fulfil the Employment Condition, being a period of not less than 3 years; 2.1.23 “Executive” a Participant who, at the time of receiving an award, is: a) an Executive Vice President (“EVP”) (which includes the President and Chief Executive Officer of the Company), executive directors of the Company and other members of the Group Executive Committee; or b) a Senior Vice President (“SVP”) which includes members of the group leadership team of the Group, being the role category layer below the Group Executive Committee of the Group; 2.1.24 “Financial Year” the financial year of the Company, commencing on 1 July of each year, as amended from time to time; 2.1.25 “Group” the Company and its Subsidiary/ies from time to time; 7

2.1.26 “JSE” the exchange operated by the JSE Limited, Registration No 2005/022939/06, a public company duly registered and incorporated with limited liability in accordance with the company laws of South Africa, licensed as an exchange under the Financial Markets Act, No.19 of 2012; 2.1.27 “JSE Listings Requirements” the Listings Requirements of the JSE, as amended from time to time whether by way of practice note or otherwise; 2.1.28 “Liquidation Date” the date on which any application for the final liquidation of the Company is successful; 2.1.29 “Majority of Operations” all or the greater part of the assets or undertaking of the Company; 2.1.30 “NYSE” the New York Stock Exchange, being a stock exchange operated by NYSE Euronext Incorporated; 2.1.31 “Participant” an Employee to whom an Award has been made under this Plan, unless, pursuant to Rule 5.2.3, he has specifically declined the Award, including the executor of the Participant’s deceased estate; 2.1.32 “Performance Condition(s)” if applicable, condition(s) to the Vesting of an Award, in addition to the Employment Condition, as contemplated in Rule 6 and set out in the Award Letter; 8

2.1.33 “Performance Period” the period of at least three years during which the Performance Conditions are to be satisfied by a Participant, as provided for in the applicable Award Letter; 2.1.34 “Plan” the Sasol Long-Term Incentive Plan established by the Company pursuant to, and governed by, these Rules; 2.1.35 “Prohibited Period” (a) a Closed Period; or (b) any other period, as determined by the Company Secretary,when there exists any circumstancewhichconstitutespricesensitive information(asdefinedintheJSEListings Requirements)inrelationtotheCompany’s securities; 2.1.36 “Recharge Policy” a policy or agreement in force from time to time between the Company and an Employer Company regulating the funding of the Settlement; 2.1.37 “RemCom” the remuneration committee of the Company’s board of Directors, comprised solely of non-executive Directors of the Company, which is responsible for the governance of the Plan; 2.1.38 “Retirement” in relation to a Participant, normal or early retirement as determined by the rules of any applicable Employer Company retirement funds; 9

2.1.39 “Rights Issue” an offer by the Company to all of its existing ordinary shareholders to subscribe for further ordinary shares pro rata to their then existing holdings of ordinary shares in the Company; 2.1.40 “Rules” these rules of the Plan, as amended from time to time; 2.1.41 “Sasol Long-Term Incentive Scheme 2014” a phantom share plan established by the Company and regulated by the rules of that scheme until 25 November 2016; 2.1.42 “Settlement” the delivery to a Participant of that number of Shares which is equivalent to the number of Conditional Shares to which that Participant is entitled, in accordance with one of the Settlement methods stipulated in Rule 8, following the Vesting of an Award; and the words “Settle” and “Settled” shall bear a corresponding meaning; 2.1.43 “Settlement Date” the date on which Settlement shall occur; 2.1.44 “Share” an ordinary share in the share capital of the Company listed on the main board of the JSE or an ADR, as the case may be; 2.1.45 “Subsidiary” a company incorporated under the Act or a juristic person incorporated in a jurisdiction other than South Africa, which is controlled by the Company as 10 contemplated in section 3 of the Act; 2.1.46 “Vest” the event which confers on the Participant the unconditional entitlement to the Vesting of the Conditional Shares as determined according to Rule 7.1 and “Vesting” and “Vested” shall be construed accordingly; and 2.1.47 “Vesting Date(s)” the date on which Vesting occurs. 2.2 The headings in these Rules are inserted for reference purposes only and shall in no way govern or affect the interpretation hereof. 2.3 If any provision in a definition is a substantive provision conferring rights or imposing obligations on any party, effect shall be given to it as if it were a substantive provision in the body of these Rules. 2.4 Unless the context indicates otherwise, an expression that denotes any gender includes the others; a natural person includes a created entity (corporate or unincorporated) and the singular includes the plural, and vice versa in each case. 2.5 References in these Rules to any statutory provisions include a reference to those provisions as amended or replaced from time to time and include any regulations made under them. 2.6 When any number of days is prescribed in this Plan, same shall be reckoned exclusively of the first and inclusively of the last day unless the last day falls on a day which is not a Business Day, in which case the last day shall be the next succeeding day which is a Business Day. 11

2.7 Unless a contrary intention clearly appears - 2.7.1 if figures are referred to in numbers and in words and if there is any conflict between the two, the words shall prevail; 2.7.2 the words "include", "including" and "in particular" shall be construed as being by way of example or emphasis only and shall not be construed as, nor shall they take effect as, limiting the generality of any preceding word/s; 2.7.3 any reference in this plan to another agreement or document shall be construed as a reference to such other agreement or document as same may have been, or may from time to time be, amended, varied, novated or supplemented; and 2.7.4 the words "other" and "otherwise" shall not be construed eiusdem generis with any preceding words if a wider construction is possible. 3 OPERATION OF THIS PLAN 3.1 Basis of Awards 3.2 The RemCom may from time to time, in its discretion, request in writing that the Employer Companies nominate Employees to participate in the Plan. 3.3 The Directors of the Company have delegated to RemCom the final authority to decide: 3.3.1 which Employees will participate in the Plan and receive an Award; 3.3.2 subject to Rule 4.1, the aggregate annual number of Conditional Shares to comprise Awards to all Employees; 3.3.3 subject to Rule 4.2, the number of Conditional Shares that may comprise an Award to be granted to an Employee by taking into consideration the Employee’s basic salary or total guaranteed package, role category, performance, potential, retention requirements and 12 market benchmarks; 3.3.4 the Employment Period and Vesting Date in respect of each Award; 3.3.5 the terms of the Performance Condition(s); 3.3.6 the Performance Period(s); and 3.3.7 all other issues relating to the governance and administration of the Plan. 3.4 If, and when, the RemCom approves an Award, the RemCom shall, in writing, notify the Company and the Employer Company of each Employee who has been approved for participation in the Plan. 3.5 Each Employer Company shall, in writing, acknowledge to the RemCom, the participation in the Plan of those of its Employees whose participation has been approved by RemCom. 3.6 The Company or its nominee shall issue an Award Letter to every Employee whose participation in the Plan has been approved by RemCom as soon as is practically possible after the Company receives the RemCom’s notification in terms of Rule 3.4. 3.7 Pursuant to the Recharge Policy, the Company or Employer Companies will remain responsible for procuring the Settlement of Shares under the Plan to the Participants employed by them on the Settlement Date, or as may otherwise be regulated under the Recharge Policy. 3.8 A Participant will not be entitled to any beneficial rights in and to the Shares which are the subject of an Award, including voting rights, dividend rights, the right to transfer the Shares and rights arising on the liquidation of the Company, prior to the Settlement of such an Award. 13

3.9 Subject to Rule 8, the Vesting of the Conditional Shares which comprise an Award in terms of Rule 3.3.3 will in all instances be subject to the fulfilment of the Employment Condition and / or to the satisfaction of the Performance Condition(s). 4 PLAN LIMITS 4.1 Overall Company Limit 4.1.1 Subject to Rule 4.3, the maximum aggregate number of Shares which may at any time be Settled in respect of this Plan to all Participants shall not exceed 32,500,000 (thirty-two million five-hundred thousand) Shares, which equates to approximately 5% (five per cent) of the number of issued Shares at the date of adoption of this Plan. For purposes of this Rule, if a percentage is referred to as well as a number and, if there is any conflict between the two, the number shall prevail. 4.1.2 The limit referred to in Rule 4.1.1 shall be calculated to be the actual number of new Shares allotted and issued by the Company in Settlement of the Awards under this Plan, as contemplated in Rules 8.2.2 and 8.2.3. 4.1.3 The limit referred to in Rule 4.1.1 shall exclude the following: 4.1.3.1 Shares purchased in the market as contemplated in Rule 8.2.1 in Settlement of this Plan; and 4.1.3.2 Conditional Shares comprising Awards under the Plan which Awards are forfeited by a Participant, as no Shares would have been Settled as consequence of the forfeiture of these Awards. 4.2 Individual limit Subject to the provisions of Rule 11, the maximum number of Shares which are Settled to any single Participant under this Plan over a maximum period of 5 (five) years from the 14 date of the first Settlement to such Participant or date of grant to such “Employee”, as the case may be, shall not exceed 1% (one per cent) of 32,500,000 Shares, being 325,000 (three-hundred and twenty-five thousand) Shares. For the avoidance of doubt, Shares which are the subject of Awards which are forfeited and accordingly, are not Settled, will not be included in the aforementioned limit. In the event of a discrepancy between the number of Shares and the percentage of the amount of 32,500,000 Shares, which such number represents, the number will prevail. 4.3 Adjustments 4.3.1 The RemCom must, where required by the Company, adjust the number of Shares available for the Plan stated in Rule 4.1 (without the prior approval of shareholders in the Company), to take account of a sub-division or consolidation of the Shares of the Company, a Capitalisation Issue, a dividend in specie (other than a dividend paid in the ordinary course of business out of the current year’s retained earnings), a Rights Issue or a scheme of arrangement as contemplated in section 114 of the Act, including a reduction in the capital of the Company. Such adjustment should give a Participant the entitlement to receive the same proportion of Shares in the Company as he was entitled to receive prior to the occurrence of such event. 4.3.2 The RemCom may, where required by the Company, adjust the number of Shares which comprise the individual limit stated in Rule 4.2 (without the prior approval of shareholders in the Company) to take account of a Capitalisation Issue, a dividend in specie (other than a dividend paid in the ordinary course of business out of the current year’s retained earnings), a Rights Issue or a scheme of arrangement as contemplated in section 114 of the Act, including areduction in the capital of the Company.Such adjustment should give a Participant the entitlement to receive the same proportion of Shares in the Company as he was entitled to receive prior to the occurrence of such event. 15

4.3.3 The Auditors, or other independent advisor acceptable to the JSE, shall confirm to the JSE in writing that any adjustment made in terms of Rules 4.3.1 and 4.3.2 has been properly calculated on a reasonable and equitable basis, in accordance with the Rules. 4.3.4 The issue of Shares as consideration for an acquisition, and the issue of Shares for cash or a vendor consideration placing will not be regarded as a circumstance that requires any adjustment to the limits stated in Rules 4.1 and 4.2. 4.3.5 The Company shall notify the Participants of any adjustments which are made under Rule 11.1 and shall further comply with Rule 4.3.Any adjustments made in terms of Rules 4.3.1 and 4.3.2 must be reported on in the Company’s annual financial statements in the year during which the relevant adjustment is made. 5 AWARDS OF CONDITIONAL SHARES 5.1 Time when Awards may be made 5.1.1 The RemCom may select an Employee for participation in the Plan, and make an Award to an Employee in accordance with Rule 3: 5.1.1.1 at any time after the Plan has been approved by the Company’s shareholders; and 5.1.1.2 subject to Rule 5.1.1.1, on any day on which there are no restrictions on the making of Awards, being restrictions imposed during a Closed Period or Prohibited Period, or by statute, order, regulation or directive, or by any corporate governance code adopted by the Company relating to dealings in securities by directors, or the JSE Listings Requirements, as the case may be. 5.2 Award Letter 5.2.1 Award Letters shall be in writing and shall specify the terms of the Award including: 16

5.2.1.1 the name of the Employee; 5.2.1.2 the Award Date; 5.2.1.3 the number of Conditional Shares which comprise the Award; 5.2.1.4 the Vesting Date(s); 5.2.1.5 the Employment Period; 5.2.1.6 the Performance Condition(s) and Performance Period; and 5.2.1.7 any other relevant terms and conditions. 5.2.2 An Award shall be personal to the Employee to whom the Award Letter is addressed and may only be acted on by such Employee. 5.2.3 An Award Letter shall: 5.2.3.1 indicate that the Employee will be deemed to have Accepted the Award unless declined by the Employee in writing to the Employer Company within a period of not more than 10 (ten) days after the Award Date; and 5.2.3.2 state that the Award is made on the terms and subject to the conditions of the Rules of the Plan. 5.3 Save for Securities Transfer Tax, where payable, which the Employer Company may recover from the Participant, the Participant will give no consideration to the Company for the Award. The method of recovering the applicable Securities Transfer Tax amount will be agreed between the Employer Company and the Participant prior to the Settlement Date and failing such agreement being reached, the Employer Company may withhold such amount as is required to discharge the Company’s liability for the payment of the applicable Securities Transfer Tax amount from the Participant’s salary 17 or other payments due to him from the Employer Company. 5.4 The Award Letter will also stipulate the various options which the Participant has in respect of settling any tax liability arising from the Vesting of his Conditional Shares. 6 SETTING OF PERFORMANCE CONDITION(S) 6.1 The Vesting of an Award may, in addition to the fulfilment of the Employment Condition, be subject to the satisfaction of Performance Conditions and any other conditions specified by the RemCom. 6.2 Any such Performance Conditions and further condition(s) imposed under Rule 6.1 shall be: 6.2.1 objective; and 6.2.2 set out in, or attached in the form of a schedule to, the relevant Award Letter. 6.3 Should an event occur at any time during the Performance Period(s) which causes the RemCom to consider that the Performance Condition(s) imposed under Rule 6.1 are no longer appropriate, the RemCom may substitute or vary the Performance Condition(s) in such a manner as: 6.3.1 is reasonable in the circumstances; and 6.3.2 produces a fairer measure of performance and is not materially less or materially more difficult to satisfy. 6.4 The relevant Award will then continue to be effective as of the Award Date, but subject to the imposition of the Performance Condition(s) as so substituted or varied and communicated in writing by the Company to the Participant. 18

7 REVIEW OF PERFORMANCE CONDITION(S) AND VESTING OF AWARDS 7.1 Subject to Rules 8 and 10, an Award will Vest on the later of: 7.1.1.1 the date or dates on which the Participant has satisfied the Employment Condition(s) as specified in the Award Letter; and 7.1.1.2 to the extent applicable, the date on which the RemCom determines that the Performance Condition(s) and to the extent applicable, any other conditions which have been imposed by the RemCom, have been satisfied by the relevant Participant. 7.2 As soon as reasonably practicable after the end of the Performance Period in relation to an Award, the RemCom shall review the Performance Condition(s) as specified in the relevant Award Letter and any other conditions specified by the RemCom in terms of Rule 6.1 and determine the extent to which these Performance Condition(s) and other conditions have been satisfied by the relevant Participant. 7.3 If the RemCom is satisfied that the Performance Condition(s) and any other conditions specified by the RemCom in terms of Rule 6.1, have been fulfilled by the relevant Participant, the RemCom shall calculate the number of Conditional Shares that will Vest for that Participant and notify that Participant of this fact as soon as is reasonably practicable after the RemCom’s determination pursuant to Rule 7.2 has been made. 7.4 If the RemCom is satisfied that the Performance Condition(s) and any other conditions specified by the RemCom in terms of Rule 6.1 have not been fulfilled, the portion of the Award linked to the Performance Condition(s) and any other conditions specified by the RemCom in terms of Rule 6.1, will not Vest. The Participant will be notified in writing by the Employer Company of such fact accordingly. 7.5 In the event that the Performance Condition(s) have to be reviewed by the RemCom prior to the end of the Performance Period, as envisaged by Rules 9.3 and 10, at least 19 once in each Financial Year, the RemCom will review the Performance Condition(s) and determine the extent to which the Performance Condition(s) have been met, or are reliably estimated to be met, by the Participant. The outcome of such testing of the satisfaction of the Performance Condition(s) will be used by the RemCom in respect of all Awards made to that Participant in respect of which the Performance Condition(s) have to be reviewed prior to the end of the relevant Performance Period in that particular Financial Year. 7.6 Following the Vesting of an Award, the relevant Participant will become entitled to the Settlement of the Shares comprised in the Award, free of any further restrictions. 7.7 No consideration will be payable by the Participant to the Company in respect of the Settlement of the Award pursuant to Rule 8. 8 SETTLEMENT 8.1 Following the Vesting Date of an Award, the Company or relevant Employer Company shall within 30 (thirty) days of the Vesting Date procure the Settlement to the relevant Participant of that number of Shares which is equivalent to the number of Conditional Shares to which that Participant is entitled in accordance with the Settlement methods described in Rule 8.2. 8.2 Any one of the following Settlement methods may be used by the Company, as directed by the RemCom: 8.2.1 The Employer Company will incur an expense by making a cash contribution to a third party appointed by the Company in an amount equal to the market value of the number of Shares required to Settle the Award, on the basis that the third party will acquire the required number of Shares on the market and effect Settlement to the relevant Participant; or 20

8.2.2 The Employer Company will incur an expense by making a cash contribution to a third party appointed by the Company in an amount equal to the subscription price of the total number of Shares required to Settle the Award, on the basis that the third party will acquire this number of Shares by subscription from the Company and effect Settlement to the relevant Participant, the subscription price per Share to be calculated on the basis of either: 8.2.2.1 the market value per Share; or 8.2.2.2 any other consideration; or 8.2.3 the Company will issue Shares to the Participants. 8.3 Where the Company incurs costs in relation to the Settlement of an Award, whether in the form of the cash contribution or otherwise, the Company will recharge such costs to the relevant Employer Company in terms of the applicable Recharge Policy. 8.4 Subject to Rules 9 and 10, the number of Shares delivered to the Participant in Settlement of an Award shall be that number of Shares which is calculated in accordance with the provisions of the relevant Award Letter, irrespective of the cost to the Company or Employer Company. 8.5 Beneficial rights attached to the Shares, including voting rights, dividend rights, the right to transfer the Shares and rights arising on the liquidation of the Company, will pass to the Participant on the Vesting Date. 9 TERMINATION OF EMPLOYMENT 9.1 Bad leavers If a Participant’s employment with any Employer Company terminates before the Vesting Date as a consequence of: 21

9.1.1 his resignation; 9.1.2 his dismissal by the Employer Company on grounds of misconduct, proven poor performance or proven dishonesty or fraudulent conduct or conduct against the interest of the Group or its shareholders; 9.1.3 his abscondment; or 9.1.4 any other reason other than those stated in Rule 9.3, all unvested Awards allocated to that Participant will be forfeited in their entirety by that Participant immediately on the Date of Termination of Employment. For the avoidance of doubt, any Awards allocated to that Participant which have already Vested will be unaffected by this Rule 9.1. 9.2 For the purposes of this Rule 9, a Participant will not be treated as ceasing to be an Employee of an Employer Company if, on the same date on which he ceases to be an Employee of an Employer Company, he is employed by another Employer Company. 9.3 Good leavers 9.3.1 If a Participant’s employment with any Employer Company terminates before the Vesting Date as a consequence of: 9.3.1.1 his death; 9.3.1.2 his Retirement; 9.3.1.3 his retrenchment, as determined to the satisfaction of the RemCom; 9.3.1.4 his being injured, having a disability or ill-health, in each case as certified by a qualified medical practitioner nominated by the relevant Employer Company or determined to the satisfaction of the RemCom; 22

9.3.1.5 the Participant’s Employer Company ceasing to be a member of the Group or the undertaking in which he is employed being transferred to a transferee which is not a member of the Group; or 9.3.1.6 the RemCom making a determination to terminate his employment, in its absolute discretion, for any other reason, the unvested Awards allocated to that Participant will be dealt with by the Company pursuant to Rules 9.3.2, 9.3.3 and/or 9.3.4, as the case may be. 9.3.2 If the Participant’s employment with an Employer Company is terminated within 6 (six) months of the Award Date, the Award made to the Participant on that Award Date will be forfeited in its entirety on the Date of Termination of Employment. For the avoidance of doubt, any Awards allocated to that Participant which have already Vested will be unaffected by this Rule 9.3.2. 9.3.3 Where the Participant is not an Executive, a portion of his Award(s) shall Vest as soon as reasonably possible after the Date of Termination of Employment, after the RemCom has determined the extent to which the Performance Condition(s) and any other conditions specified by the RemCom in terms of Rule 6.1 have been satisfied in accordance with Rule 7.5. The portion of the Award which shall Vest in the Participant will be determined based on the number of complete years commencing on the Award Date during which the Participant was employed by any Employer Company until the Date of Termination of Employment, divided by / over the total number of complete years commencing on the Award Date which comprise the Performance Period(s) and adjusted based on the extent to which the Performance Conditions and any other conditions specified by the RemCom in terms of Rule 6.1 have been satisfied or are forecasted by RemCom to be satisfied. To the extent that there is more than one Vesting Date and more than one Employment Period in respect of a particular Award, the 23 determination of what portion of the Award which shall Vest in the Participant should be carried out in respect of each Performance / Employment Period and Performance Condition and each other condition specified by the RemCom in terms of Rule 6.1. The portion of the Award that does not Vest in the Participant will be forfeited in its entirety on the Date of Termination of Employment; provided that the RemCom may, acting fairly and reasonably, decide that a Participant whose employment is terminated for one of the reasons contemplated in Rule 9.3.1.2, 9.3.1.3 or 9.3.1.6, will continue to participate in the Plan, in terms of the Rules, beyond the Date of Termination of Employment and the complete Awards (and not a portion thereof) will Vest in that Participant pursuant to Rule 7.1, provided further that the RemCom may determine the final percentage of the Award which Vests in that Participant with reference to the satisfaction of the Performance Condition(s) and/or the Employment Condition attaching to the particular Award(s). 9.3.4 Where the Participant is an Executive, and - 9.3.4.1 that Participant’s employment is terminated by an Employer Company pursuant to Rule 9.3.1.1, 9.3.1.4 or 9.3.1.5, as the case may be, the Award which has been allocated to that Participant will Vest in that Participant in accordance with Rule 9.3.3; or 9.3.4.2 that Participant’s employment is terminated by an Employer Company pursuant to Rule 9.3.1.2, 9.3.1.3 or 9.3.1.6, as the case may be, the Participant will continue to participate in the Plan, in terms of the Rules, beyond the Date of Termination of Employment and the Awards which have been allocated to that Participant will Vest in that Participant in accordance with Rule 7.1, unless determined otherwise at the sole discretion of the RemCom. The portion of the Award which shall Vest in the Participant will be determined based on the number of complete years commencing on the Award Date during which the Participant was employed by any Employer Company until the Date of Termination of Employment divided by / over the total number of complete years 24 comprising the Performance Period(s) and adjusted based on the extent to which the Performance Conditions and any other conditions specified by the RemCom in terms of Rule 6.1 have been satisfied or are forecasted by RemCom to be satisfied. To the extent that there is more than one Vesting Date and more than one Employment / Performance Period in respect of a particular Award, the determination of what portion of the Award which shall Vest in the Participant should be carried out in respect of each Employment Period and Performance Condition and each other condition specified by the RemCom in terms of Rule 6.1. 10 CHANGE OF CONTROL 10.1 In the event of a Change of Control of the Company occurring before a particular Vesting Date which directly results in: 10.1.1 the Shares ceasing to be listed on the JSE; 10.1.2 the Majority of Operations of the Company being merged with those of another company or companies; or 10.1.3 the Plan being terminated; a portion of the Award held by a Participant will Vest as soon as reasonably practicable after the Change of Control Date, provided that the RemCom has determined the extent to which the Performance Condition(s) and/or any other condition set by the RemCom in terms of Rule 6.1 have been met in accordance with Rule 7. The portion of the Conditional Shares which shall Vest will be calculated in accordance with Rule 10.2. 10.2 The portion of the Award which shall Vest in a particular Participant will be determined by the RemCom based on the number of complete months served commencing on the Award Date until the Change of Control Date during which the Participant was employed by any Employer Company, divided by / over the total number of complete months 25 which comprise the Performance Period(s) and adjusted based on the extent to which the Performance Conditions and any other conditions specified by the RemCom in terms of Rule 6.1 have been satisfied. 10.3 To the extent that there is more than one Vesting Date and more than one Employment/Performance Period in respect of a particular Award, the determination of what portion of the Award which shall Vest in the Participant pursuant to Rule 10.2 shall be carried out in respect of each such Period. 10.4 The portion of the Award that does not Vest in a Participant as a result of the Change of Control will, except on the termination of the Plan as envisaged in Rule 10.1.3 in which case such Award will be forfeited by the Participant, continue to be subject to the terms of the Award Letter relating thereto unless the RemCom determines that the terms of the Award Letter relating thereto are no longer appropriate. In that case the RemCom shall make such adjustments to the number of Conditional Shares or convert Awards into awards in respect of shares in one or more other companies in the Group, provided that the Participants are no worse off than they would have been had there been no Change of Control.The RemCom may also vary the Performance Condition(s) relating to the Award in accordance with Rule 6. 10.5 If any other event happens which may affect the Awards, including the Shares ceasing to be listed on the JSE (unless pursuant to a Change of Control as referred to in Rule 10.1.1), there being an internal restructuring of the Group or any other event which does not involve: 10.5.1 any Change of Control; or 10.5.2 any change in the ultimate Control of the Company; or 10.5.3 a Change of Control which does not result directly in an event specified in Rule 10.1.1, 26

10.1.2 or 10.1.3, the Award held by a Participant shall not Vest as a consequence of that event and shall continue to be governed by the Rules of the Plan. However, the RemCom may take such action as it considers appropriate to protect the interests of Participants following the occurrence of such event, including converting Awards into awards in respect of shares in one or more other companies in the Group, provided that the Participant is no worse off than he would have been had had there been no occurrence of such event. The RemCom may also vary the Performance Condition(s) relating to Conditional Shares in accordance with Rule 6.3. 11 VARIATION IN SHARE CAPITAL 11.1 Rights Issue, Capitalisation Issue, subdivision or consolidation of Shares, liquidation, etc. 11.1.1 In the event of a: 11.1.1.1 Rights Issue; or 11.1.1.2 Capitalisation Issue; or 11.1.1.3 subdivision of Shares; or 11.1.1.4 consolidation of Shares; or 11.1.1.5 the Company entering into a scheme of arrangement as contemplated in section 114 of the Act; or 11.1.1.6 the Company making distributions, including a reduction of capital and a distribution in specie, other than a dividend paid in the ordinary course of business out of the current year’s retained earnings, 27

Participants shall continue to participate in the Plan. The RemCom may make such adjustment as it considers appropriate to the number of Conditional Shares comprised in the relevant Award to place Participants in no worse a position than they were prior to the occurrence of the relevant event. 11.2 The issue of Shares as consideration for an acquisition, and the issue of Shares for a vendor consideration placing will not be regarded as a circumstance that requires any adjustment to Awards. 11.3 The Company shall notify the Participants of any adjustments which are made under Rule 11.1 and shall further comply with Rule 4.3. 11.4 If the Company is placed into liquidation, other than for purposes of reorganisation, an Award of Conditional Shares shall ipso facto lapse as from the Liquidation Date. 12 FORFEITURE AND LAPSE OF AWARDS 12.1 Notwithstanding any other provision of the Rules, an Award shall lapse on the earliest of: 12.1.1 the date on which the RemCom determines that the Performance Condition(s) or any further condition imposed by RemCom under Rule 6.1, in relation to Conditional Shares, has not been satisfied either in whole or in part in respect of the Award and can no longer be satisfied; 12.1.2 subject to Rules 8 and 10, the Date of Termination of Employment; 12.1.3 the Liquidation Date; and 12.1.4 any other date provided for under these Rules. 28

13 FURTHER CONDITIONS 13.1 In circumstances where the tax and/or regulatory requirements of a particular jurisdiction where a Participant is employed by an Employer Company makes Settlement impossible or impractical, the RemCom can determine alternative arrangements for the delivery of Shares to that Participant including (but not limited to) that the Participant being paid a cash amount on the Vesting Date in lieu of his receiving Shares that would have been delivered to the Participant, which cash amount is equivalent to the aggregate market value of such Shares as calculated at the Vesting Date. Where appropriate, the terms and conditions of such Award may be set out in a separate Country Schedule, approved by RemCom. 13.2 An Employer Company may withhold any amount required by the Employer Company: 13.2.1 to meet any costs incurred by the Employer Company in respect of the Vesting of an Award, for which the Participant is liable; or 13.2.2 for employees’ tax and any other statutory deductions in respect of that Participant. 13.3 The Award Letter will stipulate the various options which the Participant has in respect of settling any tax liability arising from the Vesting of Conditional Shares, including one or more of the options set out in Rule 13.4. 13.4 On the Vesting of the Awards, in order for the Participant to meet any costs related to taxation of the Awards, the Participant will have the option to advise the Company to: 13.4.1 sell or to procure the sale of all the Shares for and on behalf of the Participant and to remit the amount which is equal to the tax on the Shares, to the Company; or 13.4.2 sell or to procure the sale of as many Shares as will cover the taxation owed for and on behalf of the Participant; or 29

13.4.3 pay the amount equal to the tax due on the Shares, to the Company from the Participant’s remuneration or any other amount due by the Employer Company to the Participant. 13.5 Subject to Rule 9, the Employer Company will delay the Settlement or Vesting of the Award, whichever is appropriate, to the Participant if the acquisition or disposal of the Shares would otherwise: 13.5.1 occur during a Closed Period; or 13.5.2 where a Participant is in the full or part time employ of an Employer Company, occur during a Prohibited Period; or 13.5.3 be in contravention of any code adopted by the Company relating to dealings in securities by Directors; or 13.5.4 be prohibited by insider trading legislation or any other legislation or regulations, until the third Business Day following the expiry of such event. 13.6 The rights of Participants under this Plan are determined exclusively by these Rules as read with the Award Letters. 13.6.1 Except as otherwise provided in the Rules, the Participant has no right to any compensation, damages or any other sum or benefit by reason of the fact that: 13.6.2 he ceased to be a Participant in the Plan; or 13.6.3 any of his rights or expectations under this Plan were reduced or lost. 13.7 The Company will ensure compliance with paragraphs 3.63 – 3.74 (director dealings) of the JSE Listings Requirements in terms of share dealings by the Company relating to the Plan, save for the circumstances pursuant to paragraph 3.92 of the JSE Listings 30

Requirements being present. 13.8 The issue of Shares to Employees which do not fall under the Rules of this Plan will be treated as a specific issue for cash as contemplated in paragraph 5.51 of the JSE Listings Requirements. 13.9 Where a Participant is transferred from one Employer Company to another Employer Company: 13.9.1 all Awards granted to such Participant by the first Employer Company shall remain in force on the same terms and conditions as set out in these Rules and the relevant Award Letter; and 13.9.2 the second Employer Company shall assume a pro rata portion of the first Employer Company's obligations in respect of the relevant Awards in consideration for obtaining the Participant's services from the first Employer Company. 14 DISCLOSURE IN ANNUAL FINANCIAL STATEMENTS The Company shall disclose in its annual financial statements, to the extent required by the Act or the JSE Listings Requirements, the number of Shares that may be utilised for purposes of the Plan at the beginning of the accounting period, changes in such number during the accounting period and the balance of Shares available for utilisation for purposes of the Plan at the end of the accounting period. 15 AMENDMENTS AND TERMINATION 15.1 Subject to the provisions of this Rule 15, the RemCom may at any time, alter, vary or add to these Rules as it thinks fit. Amendments to these Rules may only affect Awards to Participants that have already been made, subject to the respective applicable JSE Listings Requirements; provided that, if an amendment is to the material disadvantage 31 of Participants, as proven to the Company by any Participants, a majority of Participants materially disadvantaged by the amendment shall have approved such amendment. 15.2 Except as provided in Rule 15.3 the provisions relating to: 15.2.1 the category of persons who are eligible for participation in the Plan as envisaged in Rule 2.1.19; 15.2.2 the number of Shares that may be utilised for the Plan as envisaged in Rule 4.1; 15.2.3 the individual limitations on benefits or maximum entitlements to Shares envisaged in Rule 4.2; 15.2.4 the voting, dividend and other rights attached to the Awards, including those arising on a liquidation of the Company, envisaged in Rules 3.8, 8.5 and 12.1.3; 15.2.5 the basis for determining Awards as stipulated in Rule 3.1; 15.2.6 the adjustment of Awards and price in the event of a variation of capital of the Company as stipulated in Rule 4.3; 15.2.7 the procedure to be adopted in respect of the Vesting of Conditional Shares in the event of a Change of Control as stipulated in Rule 10.1, or in any other event which may affect the Awards (excluding a Change of Control) as stipulated in Rule 10.5; 15.2.8 the procedure to be adopted in respect of the Vesting of Conditional Shares in the event of the termination of employment as envisaged in Rule 9; and 15.2.9 the terms of this Rule 15.2, may not be amended without the prior approval of the JSE and by ordinary resolution of shareholders of the Company entitled to exercise at least 75% (seventy five percent) of the voting rights exercisable on that decision, excluding all of the votes attached to all 32

Shares owned and controlled by persons who are existing Participants in the Plan and which have been acquired under the Plan. 15.3 Subject to JSE notification and approval, the RemCom may make minor amendments to these Rules for ease of the administration of the Plan, to comply with, or take account of, the provisions of any proposed or existing legislation or to obtain or maintain favourable taxation or regulatory treatment of any Company or any Employer Company or any present or future Participant. 15.4 The RemCom may terminate the Plan at any time, but Awards granted to Participants before such termination will continue to be valid and shall be dealt with in terms of the Rules of the Plan. 16 DOMICILIUM AND NOTICES 16.1 The parties choose domicilium citandi et executandi for all purposes arising from this Plan, including, without limitation, the giving of any notice, the delivery of Shares, the serving of any process, as follows: 16.1.1 the Company, the Company Secretary and the RemCom: Sasol Place 50 Katherine Street Sandton Tel: +27 010 3445000 16.1.2 any Employer Company - The address and electronic address of the registered office of the Employer Company from time to time; 16.1.3 each Participant - The physical address and electronic address from time to time reflected as being his business address, telefax number and/or electronic address in the Employer Company's payroll system from time to time. 33

16.2 Any of the above parties shall be entitled from time to time, by written notice to the other, to vary its domicilium to any other physical address within the Republic of South Africa and/or its facsimile number and/or (in the case of a Participant) his electronic address; provided that in the case of a Participant such variation is also made to his details on the Employer Company's payroll system. 16.3 Any notice given and any delivery made by any of the above persons to any other which: 16.3.1 is delivered by hand during the normal business hours of the addressee at the addressee's domicilium for the time being shall be rebuttably presumed to have been received by the addressee at the time of delivery; 16.3.2 is delivered by courier during the normal business hours of the addressee at the addressee's domicilium for the time being shall be rebuttably presumed to have been received by the addressee on the 3rd (third) day after the date of the instruction to the courier to deliver to the addressee; and 16.3.3 is posted by prepaid registered post from an address within the Republic of South Africa to the addressee at the addressee's domicilium for the time being shall be rebuttably presumed to have been received by the addressee on the 7th (seventh) day after the date of posting. 16.4 Any notice given that is transmitted by electronic mail and/or facsimile to the addressee at the addressee's electronic address and/or facsimile address (as the case may be) for the time being shall be rebuttably presumed until the contrary is proved by the addressee to have been received by the addressee on the date of successful transmission thereof. 16.5 In the case of any notice or document given to the Employer Company pursuant to the Plan, delivered or sent by post to its registered office or such other address as may be 34 specified by the Employer Company, such notice or document: 16.5.1 must be marked for the attention of the Chief Legal Counsel of the Employer Company; and 16.5.2 will not be deemed to have been received before actual receipt by the Chief Legal Counsel of the Employer Company. 16.6 Notwithstanding anything to the contrary herein contained, a written notice or document which is actually received by a person shall be adequate for purposes of this Plan notwithstanding that such notice or document was not received at that party’s domicilium citandi et executandi. 17 DISPUTES 17.1 Any dispute arising under the Plan shall be decided by arbitration in the manner set out in Rule 17 (other than where an interdict is sought or urgent relief may be obtained from a court of competent jurisdiction). 17.2 The arbitration shall be held subject to the provisions of this Plan - 17.2.1 at Johannesburg; 17.2.2 informally; 17.2.3 otherwise in accordance with the provisions of the Arbitration Act, No. 42 of 1965, it being the intention of the parties that if possible the arbitration shall be held and concluded within 21 (twenty-one) Business Days, after it has been demanded. 17.3 The arbitrator shall be, if the question in issue is: 17.3.1 primarily an accounting matter, an independent accountant with not less than 15 35

(fifteen) years’ experience agreed upon between the parties. In the event that the parties cannot agree within 7 (seven) Business Days, a chartered accountant to be nominated by the Chairperson (or if his title has changed, or if this office no longer exists, the equivalent office no matter what it may be titled) for the time being of the South African Institute of Chartered Accountants; 17.3.2 primarily a legal matter, a practising senior counsel or attorney with no less than 15 (fifteen) years standing agreed upon between the parties. In the event that the parties cannot agree within 7 (seven) Business Days, a practising attorney nominated by the President (or if this title has changed, or if this office no longer exists, the equivalent office no matter what it may be titled) for time being of the Law Society of the Northern Provinces or instead the relevant Provincial Council once established under the Legal Practices Act, 2014; 17.3.3 any other matter, an independent person agreed upon between the parties. 17.4 An aggrieved party may appeal against the arbitration award within 10 (ten) Business Days after receipt of the arbitration award by lodging a notice of appeal with the other party. 17.5 Any party to the arbitration shall be entitled to have the arbitration award made an order of court of competent jurisdiction. 17.6 Where an appeal is made, 2 (two) practising senior counsel of at least 15 (fifteen) years standing shall be appointed as chairpersons of the appeal. If the parties are unable to agree on the chairpersons for the appeal the provisions of Rule 17.3 shall mutatis mutandis apply with the changes required by the context. The chairpersons shall meet the parties within 7 (seven) Business Days after their appointment to determine the procedure for the appeal. 36

18 GOVERNING LAW South African law governs the Plan. 37

This Plan was duly adopted at the annual general meeting of Sasol Limited held on 25 November 2016 and was available for inspection at the Company’s registered office for at least 14 (fourteen) days prior to the annual general meeting. Chairman of the Annual General Meeting 38